Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 06-12

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI REPORTS STRONG 1ST QUARTER RESULTS

1st Quarter Results Top Wall Street Estimates

Revenues Increase 40%; Net Income More Than Doubles; EBITDA Surges Over 55%

CARENCRO, LA – MAY 11, 2006 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today that its 2006 first quarter net income was more than double the amount of net income from continuing operations reported by the Company during the comparable 2005 quarter and almost 50% higher than Wall Street estimates.

On revenues of $18.5 million, OMNI reported net income of $2.3 million ($0.11 per diluted share on approximately 21.6 million fully diluted shares) for the three month period ended March 31, 2006. Wall Street had estimated OMNI’s 2006 first quarter net income from continuing operations would total $1.5 million ($0.09 per diluted share on fewer fully diluted shares - approximately 16.1 million). The 2006 first quarter results include a charge of approximately $0.1 million attributable to the recent implementation of FASB 123(R), Accounting for Stock-Based Payments. Additionally, the 2006 first quarter’s results included the operations of the Company’s recent acquisition of Preheat, Inc. since the effective date of that acquisition - February 10, 2006. If the results of Preheat, Inc. were included for the entire 2006 first quarter, the Company’s pro forma net income would have been approximately $2.8 million on pro forma revenues of $21.3 million.

Earnings before interest, taxes, depreciation and amortization, as adjusted for discontinued operations and other income or expense (“Adjusted EBITDA”), for the three month period ended March 31, 2006 was $4.6 million, more than 55% greater than the $2.9 million reported for the comparable 2005 period. Including the results of Preheat, Inc. for the entire first quarter of 2006, the Company’s pro forma Adjusted EBITDA would have approximated $5.3 million. Adjusted EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors to better understand the Company’s financial performance. See the reconciliation of net income to Adjusted EBITDA on the last page of this press release including a discussion of why the Company believes this non-GAAP financial measure is useful.

After preferred stock dividends and related charges of $0.2 million, OMNI’s net income to common stockholders and pro forma net income to common stockholders was $2.1 million ($0.10 per diluted share) and $2.6 million, respectively, for the three month period ended March 31, 2006. The Company previously reported net income from continuing operations of $0.9 million ($0.08 per diluted share) and net income of $0.2 million ($0.02 per diluted share) on revenues of $13.1 million for the three month period ended March 31, 2005. No preferred stock dividends were paid in the 2005 first quarter.

Commenting on the first quarter results, James C. Eckert, OMNI’s Chief Executive Officer said, “The first quarter was a solid start to what promises to be a busy and exciting 2006. This trend appears to be continuing into the second quarter. With the 2005 sale of the aviation transportation segment, our management team has been able to return their focus on the growth and profitability of our core business segments and completion of the acquisition of Preheat, Inc. As a result, we reported improved margins and increased profitability on higher revenues, increased asset utilization and improved operating efficiencies for the first quarter of 2006. We are now focused on integrating the operations of Preheat with our other core business units, continued profit maximization and strategic growth within each of these business segments. Utilization of our equipment and personnel remains very high and all market indicators lead us to believe, at this time, that these utilization levels are expected to continue throughout 2006. Revenues from all three divisions are at or above record levels. Seismic drilling backlog remains strong and early indications are that this strong demand for our seismic services will continue well into, and possibly throughout, the 2007 year. Our Trussco and Preheat units are adding sizeable top line revenues and enhanced operating margins. We believe remaining focused on the execution of our strategic business plan will continue to result in improved profitability, reduction of bank debt and increased shareholder value. I am optimistic we can leverage these improved operating levels into significant performance for this year.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. The company provides its services through three business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to integrate successfully the acquisition referenced herein, the timely conversion of backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2005	2006
	(in thousands, except per share amounts)
Operating revenue	$13,115	$18,455
Operating expenses:
Direct costs	8,139	11,444
Depreciation and amortization	1,353	1,287
General and administrative expenses	2,091	2,390

Total operating expenses	11,583	15,121

Operating income	1,532	3,334

Interest expense	647	1,116
Other (income) expense, net	(43)	(84)

Income from continuing operations	928	2,302
Loss from discontinued operations, net of taxes	(726)	—

Net income	202	2,302
Dividends and accretion of preferred stock	—	(116)
Non-cash charge attributable to beneficial conversion feature of preferred stock	—	(96)

Net income available to common stockholders	$202	$2,090

Basic income per share:
Income from continuing operations	$0.08	$0.13
Loss from discontinued operations	(0.06)	—

Net income available to common stockholders	$0.02	$0.13

Diluted income per share:
Income from continuing operations	$0.08	$0.10
Loss from discontinued operations	(0.06)	—

Net income available to common stockholders	$0.02	$0.10

Weighted average common shares outstanding:
Basic	11,408	15,521
Diluted	11,421	21,645

EBITDA consists of earnings (net income) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA includes loss from discontinued operations and other (income) expense because these items are either non-recurring or non-cash. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles.

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, in disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income to Adjusted EBITDA. Management uses Adjusted EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows them to evaluate more effectively the Company’s performance using the same measurements that management uses. Adjusted EBITDA is an indication of the Company’s ability to generate cash available to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the three months ended March 31, 2005 and 2006.

OMNI ENERGY SERVICES CORP.

UNAUDITED OTHER FINANCIAL DATA

	THREE MONTHS ENDED MARCH 31,
	2005	2006
	(in thousands)
Net income	$202	$2,302
Plus:
Loss from discontinued operations, net of taxes	726	—
Interest expense	647	1,116
Other (income) expense	(43)	(84)
Depreciation and amortization	1,353	1,287

Adjusted EBITDA	$2,885	$4,621